Deloitte.

Deloitte & Touche LLP
2000 Manulife Place
10180 - 101 Street
Edmonton AB T5J 4E4
Canada

Tel: (780) 421-3611
Fax: (780) 421-3782
www.deloitte.ca

August 10, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 - 5th Street N.W.
Washington D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Deep Well Oil & Gas, Inc.'s Form 8-K dated August 10, 2005 and have the following comments:

1. We agree with the statements made in the first, second and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the third paragraph, including bullets one and two.

Yours truly,

Deloitte + Touche LLP

Deloitte & Touche LLP